WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 12
                        Supplement Dated October 12, 2005
                       To Prospectus Dated January 5, 2004

         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 12 dated January 5, 2004, and the supplements to prospectus dated May 12, 2005 and June 7, 2005.

TABLE OF CONTENTS
                                                                            Page
Status of Series 12 Offering...................................................1
Local Limited Partnership Investments..........................................1

STATUS OF SERIES 12 OFFERING

         As of the date hereof, Series 12 has received and accepted subscriptions in the amount of $13,999,965 (14,004 Units). Of the total, $334,000 is currently represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

         Series 12 has acquired or identified for acquisition interests in:

o        Chickasha Villa, Limited Partnership, an Oklahoma limited partnership;
         and
o        Sunflower, L.P., a Mississippi limited partnership.

These entities are referred to herein as local limited partnerships.

o        Chickasha owns the Chickasha Apartments in Chickasha, Oklahoma; and
o        Sunflower owns the Sunflower Apartments in Ruleville, Mississippi.

         WNC & Associates, Inc. believes that Series 12 is reasonably likely to acquire and retain an interest in the local limited partnerships identified herein. However, Series 12 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 12. Series 12 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 12 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 12.

         The following tables contain information concerning the local limited partnerships identified herein and their respective properties:

----------------------------------------------------------------------------------------------------------------------
                                         ESTIMATED
                                         OR ACTUAL    ESTIMATED                              PERMANENT    ANTICIPATED
              PROJECT                    CONSTRUC-    DEVELOPMENT                            MORTGAGE     AGGREGATE
LOCAL         NAME AND                   TION         COST         NUMBER OF     BASIC       LOAN         TAX
LIMITED       NUMBER        LOCATION     COMPLETION   (INCLUDING   APARTMENT     MONTHLY     PRINCIPAL    CREDITS
PARTNERSHIP   OF BUILDINGS  OF PROPERTY  DATE         LAND COST)   UNITS         RENTS       AMOUNT       (1)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
Chickasha     Chickasha     Chickasha    November     $3,629,947   4 1BR Units   $390        $669,067     $1,194,912
              Apartments    (Grady       2005                      32 2BR Units  $490        RCB (3)
                            County),                               10 3BR Units  $590
              10 buildings  Oklahoma                                                         $1,451,200
              (2)                                                                            RD (4)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
Sunflower     Sunflower     Ruleville    June 2006    $419,430     12 1BR Units  $422        $509,568     $395,330
              Apartments    (Sunflower                             12 2BR Units  $440        RD (6)
                            County),
              4 buildings   Mississippi                                                      $320,935
              (2) (5)                                                                        RD (6)

------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------

1. Low income housing tax credits are available over a 10-year period. In the first credit year, Series 12 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 12 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

2.   Rehabilitation property.

3. RCB Bank will provide the first mortgage loan for a term of 15 years at an annual interest rate of 6.25% per annum. Principal and interest will be payable monthly based on a 15-year amortization schedule.

4. The U.S. Department of Agriculture, Rural Development will provide the second mortgage loan for a term of 30 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 50-year amortization schedule.

5.   Seniors' property.

6. The U.S. Department of Agriculture, Rural Development will provide the mortgage loans for a term of 50 years at an annual interest rate of 10.75% for the first loan, and 5.75% for the second loan. Principal and interest will be payable monthly based on a 50-year amortization schedule.

Chickasha (Chickasha): Chickasha is in Grady County, Oklahoma on Interstate Highway 44, approximately forty miles southwest of Oklahoma City. The population of Chickasha is approximately 45,500. The major employers for Chickasha residents are Delta Faucet, Arvin Replacement Products, and Braum's Dairy.

Sunflower (Ruleville): Ruleville is in Sunflower County, Mississippi on U.S. Highway 49W, approximately 90 miles northwest of Jackson. The population of the Ruleville market area is approximately 3,200. The major employers for Sunflower County residents are Precision, Delta, Bag Connection, Ruleville Manufacturing, and North Sunflower Medical Center.

-------------------------------------------------------------------------------------------------------------------------
                                                 LOCAL                           SHARING RATIOS:
LOCAL           LOCAL                            GENERAL        SHARING          ALLOCATIONS (4) AND
LIMITED         GENERAL            PROPERTY      PARTNER        RATIOS:          SALE OR REFINANCING  SERIES 12's CAPITAL
PARTNERSHIP     PARTNER            MANAGER (1)   FEES (2)       CASH FLOW (3)    PROCEEDS (5)         CONTRIBUTION (6)
--------------- ------------------ ------------- -------------- ---------------- -------------------- -------------------
Chickasha       Green              Green         $540,508       Series 12:       99.98/.01/.01        $896,004
                Companies          Companies                    $2,000,          29.99/.01/70
                Development        Development                  increasing
                Group, Inc.        Group, Inc.                  annually
                (7)                (7)
                                                                LGP: 70%

                                                                The balance:
                                                                29.99% to Series
                                                                12, .01% to the
                                                                SLP and 70% to
                                                                the LGP
--------------- ------------------ ------------- -------------- ---------------- -------------------- -------------------
Sunflower       SEMC, Inc.         Southeastern  $60,000        Series 12: 15%   99.98/.01/.01        $296,438
                (8)                Management                                    29.99/.01/70
                                   Co., Inc. (8)                LGP: 70%

                                                                The balance:
                                                                29.99% to Series
                                                                12, .01% to the
                                                                SLP and 70% to
                                                                the LGP
--------------- ------------------ ------------- -------------- ---------------- -------------------- -------------------

1. Each local limited partnership will employ either its local general partners or an affiliate of its local general partners, or a third party, as a property manager for leasing and management of the apartment complex. The fee payable generally is determined pursuant to market conditions.

2. Each local limited partnership will pay its local general partners or an affiliate of its local general partners fees for various services, including organization, development, land acquisition, syndication, incentive management and the like.

3. Reflects the plan of distributions for the net cash flow from operations, if any, of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee and any deferred amount thereof.

                                       2

4. Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of (i) Series 12, (ii) WNC Housing, L.P., the special limited partner, and (iii) the local general partners.

5. Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 12, (ii) the special limited partner, and (iii) the local general partners. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

6. Series 12 normally will make its capital contributions to a local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. In the case of a completed apartment complex, Series 12 may pay its capital contributions in full at the time of its acquisition of the local limited partnership. Series 12 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

7. Thomas S. Green, president of Green Companies Development Group, Inc., has been involved in the development of affordable housing for 27 years. Green Companies Development Group, Inc. is an Oklahoma corporation formed in 1990. The company has developed 60 affordable housing properties consisting of 2,500 units. Fifty of the properties are receiving tax credits. Mr. Green and the local general partner are the guarantors. Mr. Green, age 53, has represented to Series 12 that, as of May 2005, he had a net worth before provision for income taxes in excess of $40,000. Green Companies Development Group, Inc. has represented to Series 12 that, as of May 2003, it had a net worth before provision for income taxes in excess of $3,200,000, a substantial portion of which is represented by illiquid assets.

8. SEMC, Inc. is a Mississippi corporation formed in 1997. Its president is Vikki Barrett. Southeastern Management Co., Inc. is a Mississippi corporation formed in 1996. Its president is Michael Doran. SEMC, Inc. has developed, and Southeastern Management Co., Inc. manages, 23 multifamily properties consisting of 840 units. The guarantor of the property is Bobby R. Little, whose wife owns 25% of SEMC, Inc. and 100% of the property manager. Mr. and Mrs. Little have represented to Series 12 that, as of June 2004, they had a net worth in excess of $2,000,000, a substantial portion of which is represented by illiquid assets.






















                                       3